Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-197248) of our report dated March 25, 2015, with respect to the consolidated balance sheets of Commerce Union Bancshares, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the two year period ended December 31, 2014, which report is included in this annual report on Form 10-K of Commerce Union Bancshares, Inc. for the year ended December 31, 2014.

    /s/    MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee

March 27, 2015

150 FOURTH AVENUE, NORTH ■ SUITE 2150 ■ NASHVILLE, TENNESSEE 37219-2431 ■ (615) 252-6100 ■ Fax ■ (615) 252-6105

www.maggartpc.com